EXHIBIT 10.2

LICENSE AGREEMENT

This LICENSE AGREEMENT (this "Agreement") is made as of April 2, 2015, by and between the parties listed below (collectively known as the "Parties"):

ALTERNATE HEALTH INC., a corporation formed under the laws of Ontario and formerly known as 1828720 Ontario Ltd., having its principal place of business at 56 Temperance Street, Suite 300, Toronto, Ontario M5H 3V5 ("Licensor"); and

NEW GLOBAL MEDICAL, INC., a corporation formed under the laws of the state of Wyoming,

having its principal place of business at Suite 4217 - 109 East 17th Street, Cheyenne, Wyoming, 82001 ("NGMI" referred to as "Licensee"); and

NEW GLOBAL ENERGY, INC., a corporation formed under the laws of the state of Wyoming , having its principal place of business at Suite 4217 - 109 East 17th Street, Cheyenne , Wyoming 82001 ("NGEY" "); and

WHEREAS:

A. Licensor is the owner of all right, title and interest (as defined herein), in the Licensed Property (as defined herein);

B. Licensor desires to grant Licensee an initial exclusive, twenty (20) year license to the Licensed Property (as defined herein), in the Territory (as defined herein); and

C. Licensee desires to obtain such a license to Licensed Property and pay compensation and development fees to Licensor as specified herein.

NOW THEREFORE, in consideration of the sum as described in Article 3 (Consideration) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the mutual undertakings set forth herein, the Parties herby agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

1.1. Definitions. In this Agreement, the following words shall have the following meanings:

"Affiliate" means, with respect to any person, any other person that directly or indirectl y controls, is controlled by, or is under common control with that other person. For purposes of this definition, a person "controls" another person if that person directly or indirectly possesses the power to direct or cause the direction of the management and policies of that other person , whether through ownership of securities, by contract or otherwise and "controlled by" and "under common control with" have similar meanings.

"Agreement" means this Agreement and all schedules and instruments in amendment or confirmation of it; and the expressions "Article" and "Section" followed by a number mean and refer to the specified Article or Section of this Agreement;

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"Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the city of New York City, New York and Toronto, Ontario, for the transaction of banking business.

"Claims and Losses" means any and all manner of actions, threatened actions, chases in action, proceedings, investigations, hearings, claims, demands, losses (other than loss of profits), costs, damages and expenses (including legal fees on a solicitor/client basis) which may be brought by or against or suffered, sustained , paid or incurred by a person.

"Documentation" means any and all system documentation, user manuals and other such materials, whether in paper, disc, electronic or other format related to the Licensed Property in final form that Licensor makes available to its Licensees or end-users.

"Licensee's Business" has the meaning ascribed to such term in Article 2. 1.

"Licensed Property" means the CanaCard Patient Management Software System more fully described in "Schedule A" to this Agreement along with any Updates thereto and any Documentation in respect thereof and including all Intellectual Property Rights therein, excluding only the patent to the Licensed Property; to be clear, Licensee is being offered a license ONLY to the Customized Licensed Property, and not the Licensed Property.

"Lien" means, with respect to any property, assets, claims or rights, any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registerable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge or security interest, whether fixed or floating, or any assignment, lease, license, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant , right of use or any other right or claim of any kind or nature whatever which affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property, assets, claims or rights but excludes any restrictions at law.

"Intellectual Property Rights" means all right, title and interest in and to all information and technology in respect of the Licensed Property (including Updates thereto), including, but not limited to, confidential information and trade secrets, improvements, customizations and upgrades (whether or not patentable), inventions, know-how, show-how, designs, technologies, algorithms, source code, formulas, processes, compositions of matter , computer programs, moral rights, trademarks, service marks, trade names, and all forms of expressions of ideas and original works of authorship that are the subject-matter of copyrights (American, Canadian or otherwise), and, subject to Section 6.1(a) rights in favor of the Licensee, includes all information or technology, whether conceived, developed, reduced to practice, made, invented , created or acquired solely or jointly with others, whether or not patentable, and all products and processes derived therefrom, excluding only the patent to the Licensed Property;

"Knowledge" of any person means all information or facts actually known to a senior officer of such person and information or facts which should be or ought reasonably to have been known to such senior officer through the performance of such senior officer's normal duties and responsibilities as a senior officer of such person.

"Litigation" has the meaning ascribed to such term in Sections 0 and 7.7.

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"Material Adverse Effect" or "Material Adverse Change" means any effect or change , respectively, that is or, as far as can reasonably be determined , is likely to be materially adverse to the results of operations, financial condition , assets, properties or business of the Licensor or the Licensee, as the case may be .

"Net Revenues" are revenues collected by the Licensee from the Licensee's exploitation of the Customized Licensed Property, less (a) any bad debts or uncollectible accounts, rebates or volume discounts applied to reduce the revenue otherwise generated by the Licensee , and (b) applicable taxes charged and collected by the Licensee in accordance with prevailing laws or regulations, such as retail sales, goods and services and harmonized sales taxes, and (c) less commissions and reasonable operating expenses.

"Permitted Assign" has the meaning ascribed to such term in Section 2.4.

"Property" means the property, products and/or services, as required for use by Licensee in the United States, satisfying all known laws and regulations there, along with any Updates thereto and any Documentation in respect thereof.

"Sub-Licensee" has the meaning ascribed to such term in Section 2.3.

"Subsidiary" of any person means any other person of which shares or other equity units having ordinary voting power to elect a majority of the board of directors or other individuals performing comparable functions, or which are entitled to or represent more than 50% of the owners ' equity or capital or entitlement to profits, or owned beneficially or controlled directly or indirectly , by any one or more of such first person and the Subsidiaries of such first person, and shall include any other person in like relationship to a Subsidiary as such first person .

"Term" has the meaning ascribed to such term in Section 2.2.

"Territory" means the United States, Puerto Rico and Hawaii.

"Updates" means any corrections, enhancements, modifications, new versions or new releases of the Licensed Property or the Customized Licensed Property which Licensor makes generally available to its Licensees, or directly to its own customers, from time to time and at any time during the Term.

ARTICLE 2.

GRANT OF LICENSE AND TERM

2.1. Grant of Exclusive License. Licensor hereby grants to Licensee, upon and subject to the terms of this Agreement, an exclusive license to the Licensed Property for use in the Territory to take advantage of certain strengths it could access and develop its own Business Plan, focused primarily on the Medical Marijuana Industry and also in respect of the more traditional medical industry (the "Licensee's Business"). This exclusive license grant includes no additional fee or cost for all updates to the Licensed Property as well as the right of Licensee to use the Documentation. For greater certainty, the Licensor is responsible for training the Licensee or its personnel in respect of the use of the Licensed Property. Licensor also grants to Licensee, upon and subject to the terms of this Agreement, an exclusive right to modify the Licensed Property for use in the Territory.

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2.2. Term of Agreement. This Agreement and the rights and licenses hereby granted shall be effective as of the date of this Agreement and continue for twenty (20) years or until terminated, as provided herein (the "Term"). The Parties' intention is to negotiate, in good faith, a long-term renewal of this Agreement prior to the end of the initial Term, and either Party may notify the other Party that it so wishes to renew the Agreement and thereby extend the Term at any time during the final year of the Term and the Parties shall thereafter use their reasonable commercial efforts to settle such a renewal prior to the end of the Term.

2.3. Sub-Licensing to Related Party. Licensee shall have the right, on notice to but without requiring the consent of Licensor, to sub-license its right in the Licensed Property to Affiliates or Subsidiaries of Licensee (each a "Sub-Licensee") , expressly according to the terms and conditions in this Agreement , provided that each Sub-Licensee agrees to be bound by the terms and conditions of this Agreement and that any action or inaction by a Sub-Licensee, if such action or inaction were taken or not taken by Licensee , does or would constitute a material breach under this Agreement , such action or inaction by the Sub-Licensee shall constitute a material breach under this Agreement and give rise to the Licensor's right to terminate this Agreement, and the license granted hereby, in accordance with Section ll.l.(C) .

2.4. Assignment to Related Party. Licensee shall have the right, with the written consent of Licensor, which consent is not to be unreasonably withheld, to assign or transfer this Agreement to an Affiliate or Subsidiary of Licensee (an "Permitted Assign"), expressly according to the Terms and Conditions in this Agreement, provided that the Permitted Assign agrees to be bound by the Terms and Conditions of this Agreement.

ARTICLE 3.

AHI - NGEY CONSIDERATION

3.1. License Fee Payments. In consideration for Licensor granting Licensee the rights as set forth herein and for services provided to Licensee for the revisions and modifications required to the Licensed Property to create the Customized Licensed Property and to conform it to the regulatory and market specific requirements of the Territory , Licensee shall make or arrange for the following License Fee Payments to Licensor:

(a)

Cash. Licensee shall pay Licensor the sum of one million US dollars [US$ 1,000,000). Payment of this cash portion of the fee is subject to and conditioned upon the acquisition of sufficient investment capital in the form of debt or equity to pay this fee and fund the first year of operation under this license.

(b)	Stock. Licensee shall pay Licensor one million [1,000,000] common shares of NGEY.

(c)

Warrants. Licensee shall pay Licensor warrants which allow the holder to purchase up to one million, five hundred thousand (1,500,000) of the NGEY'S common shares, exercisable for a period of three years from the date of this Agreement at a price equal to 50% of the average closing price for NGEY’s common shares for the period of 20 trading days prior to the date of the exercise. (The number of shares represented by the warrants issued to both AHI and YIP-Patient LLC together must equal 20% of the fully diluted number of shares of NGEY, as of the date of this Agreement.)

(d)

Ongoing Consideration. Licensee shall pay to Licensor or as Licensor may otherwise direct, on a monthly basis, in arrears, a revenue participation equal to twenty five percent [25.0%] of Net Revenues collected by Licensee in the preceding month. Monthly payments shall be accompanied by a statement prepared by Licensee reflecting how the revenue participation monies paid that month were determined

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3.2. Spin off of NGMI. NGEY agrees to allow the management of NGMI to spin off NGMI's business units in an IPO or a similar 'going public' transaction. The AHI will exchange its revenue participation rights for a fully diluted ownership of not less than 65% of a newly created entity immediately prior to any 'going public' transaction subject to negotiation with the registered investment banking or advisory firm associated with the transaction . Licensor commits that a spin off transaction will not occur unless the market conditions support such a transaction.

ARTICLE 4.

COVENANTS AND DUTIES OF THE LICENSEE

4.1 Use of Licensed Property. Licensee acknowledges that Licensor is the owner of the Licensed Property and further acknowledges the obligation of Licensee to only use the Licensed Property in connection with the Licensee's Business and to use reasonable commercial efforts to cause all Sub-Licensees to comply with the foregoing.

4.2 Use Outside Territory by Licensor. Licensee acknowledges the license granted hereunder is exclusive to the Territory and that the Licensor is permitted to use, develop, distribute and improve the Licensed Property outside the Territory, including the sub-license, assignment or transfer of the Licensed Property to an Affiliate or Subsidiary of the Licensor for exclusive use, development, distribution and improvement outside the Territory.

4.3. No Contest. Licensee shall not dispute or contest for any reason whatsoever, nor shall it allow any Sub-Licensee to dispute or contest, either directly or indirectly, the ownership of the Licensed Property or the use, development, distribution or improvement by Licensor or its Affiliates or Subsidiaries under Section 0, nor directly or indirectly dilute or depreciate or attempt to dilute or depreciate the value of the benefits and advantages attaching to the Licensed Property, nor counsel, procure or assist anyone else to do any of such acts.

4.4. No Depreciating Value. Licensee shall not intentionally do, or suffer to be done, any act including any advertising or promotion, which has the effect of depreciating the value of, or bringing into disrepute, or otherwise reflecting negatively on, the Licensed Property.

ARTICLE 5.

COVENANTS AND DUTIES OF LICENSOR

5.1 Exclusivity of Territory. Licensor acknowledges that the license granted hereunder is exclusively granted to Licensee for use in the Territory and that Licensor shall not sell, transfer, license, grant, assignment or otherwise dispose of all or any of the Licensed Property to any person in the Territory and further acknowledges that nether Licensor, nor any Affiliate or Subsidiary of Licensor is permitted to use the Licensed Property in the Territory, other than in connection with any development or use done in conjunction with Licensee.

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5.2. No Inconsistent Uses. Licensor acknowledges and agrees that it shall not use, license or sub license the Licensed Property in any way which may diminish the value of this Agreement (and the license granted herein) to the Licensee or which are inconsistent with the rights granted to the Licensee under this Agreement.

5.3. Rights to License. Licensor does have at the time of this Agreement and shall continue to have during the entire term of this Agreement, with no commercial interruption to the Licensee, the rights necessary to assign and grant the use of the Licensed Property to the Licensee as set out herein.

5.4. Error Corrections. Licensor shall diligently investigate and use reasonable commercial efforts to correct any error in the Licensed Property reported to it in writing by Licensee and determined by Licensor, acting reasonably, to be an error in the Licensed Property . These services shall be provided at no additional cost to Licensee. However, if Licensor determines in good faith that any error reported by Licensee is not an error in the Licensed Property per se, or was an error caused by the improper use of the Licensed Property by Licensee, Licensee shall promptly pay Licensor for its services in investigating and correcting such error at Licensor's then-current consulting rates.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF LICENSEE

6.1. Representations and Acknowledgements of Licensee. The Licensee hereby represents, warrants and acknowledges as follows:

6.2. License Does Not Grant Licensee Ownership. Licensee acknowledges that this Agreement does not grant, and that Licensee does not have, any ownership or title in or to the Licensed Property; provided, however, that Licensee may own the Intellectual Property Rights accretive to the Licensed Property after the date hereof resulting from the exclusive efforts of the Licensee.

6.3. Exclusive Licenses. Licensee acknowledges that the license granted by this Agreement is exclusive in the Territory, and that the Licensor may enter into license agreements with any of its Affiliates or Subsidiaries for use outside the Territory.

6.4. Organization and Good Standing. The Licensee has been duly organized and is validly existing and in good standing under the laws of the Province of Ontario, has qualified to do business and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its ability to perform its obligations hereunder, and has full power, authority and legal right to own its property, to carry on its business as presently conducted , and to enter into and perform its obligations under this Agreement.

6.7. Power and Authority; No Conflicts. The execution and delivery of this Agreement by the Licensee and Licensee's performance of, and compliance with, the terms hereof are within the power of Licensee and have been duly authorized by all necessary corporate action on the part of the Licensee. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated to be consummated by Licensee, nor compliance with the provisions hereof, will conflict with or result in a default (or an event which , with notice or lapse of time, or both, would constitute a default) under, any of the provisions of any law applicable to Licensee or its properties or the articles or other organizational documents and agreements of the Licensee, or any of the provisions of any contract or other instrument to which Licensee is a Party or by which it or its property is bound or result in the creation or imposition of any material lien, charge or encumbrance upon any of its property pursuant to the terms of any such contract or other instrument.

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6.8. Consents. Licensee is not required to obtain the consent of any other Party or the consent, license, approval or authorization, or registration or declaration with, any governmental authority, in connection with the execution, delivery or performance by Licensee of this Agreement, or the validity or enforceability of this Agreement against Licensee.

6.9. Due Execution and Delivery. This Agreement has been duly executed and delivered by Licensee and constitutes a legal, valid and binding instrument enforceable against Licensee in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

6.10 No Litigation. To the best of the Knowledge of the Licensee, there is no action, suit, proceeding or investigation, at law or in equity, by any person nor any arbitration, administrative or other proceeding by or before any government authority (collectively "Litigation") pending, or, to the Knowledge of the Licensee, threatened in writing against or affecting Licensee or any of its respective properties or rights or any of its assets which would affect the consummation of the transactions contemplated herein or would have or, as far as can be reasonably determined , is reasonably likely to have a Material Adverse Effect on Licensee.

6.11. No Default. To the Knowledge of Licensee, Licensee is not now in default under any contract or other instrument to which Licensee is a Party or by which it or its properties is or are bound , or with respect to any order of any court, administrative agency, arbitrator or governmental authority, which would have a Material Adverse Effect on the obligations of Licensee, taken as a whole, contemplated hereunder; and to the best of Licensee's Knowledge, no event has occurred which with notice or lapse of time or both would constitute such a material default with respect to any such contract or other instrument or with respect to any such order of any court, administrative agency, arbitrator or governmental authority .

6.12. Documentation fulfilled. Licensee acknowledges that it has been provided with all the information it has requested from Licensor and Licensee has no right under this License Agreement or any applicable law to rescind this Agreement by reason of an alleged failure by Licensor to provide such requested disclosure.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES OF LICENSOR

7.1. Representations and Acknowledgements of Licensor. The Licensor hereby represents, warrants, and acknowledges as follows:

7.2. Organization and Good Standing. Licensor has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation, has qualified to do business and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its ability to perform its obligations hereunder, and has full power, authority and legal right to own its property, to carry on its business as presently conducted, and to enter into and perform its obligations under this Agreement.

7.3. Power and Authority; No Conflicts. The execution and delivery by Licensor of this Agreement and Licensor's performance of, and compliance with, the terms hereof are within the power of Licensor and have been duly authorized by all necessary corporate action on the part of Licensor. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated to be consummated by Licensor, nor compliance with the provisions hereof, will conflict with or result in a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any of the provisions of any law applicable to Licensor or its properties or articles or other organizational documents and agreements of the Licensor, or any of the provisions of any contract or other instrument to which Licensor is a Party or by which it or its property is bound or result in the creation or imposition of any material lien, charge or encumbrance upon any of its property pursuant to the terms of any such contract or other instrument.

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7.4. Due Execution and Delivery. This Agreement has been duly executed and delivered by Licensor and constitutes a legal, valid and binding instrument enforceable against Licensor in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

7.5 Title and Validity1 The Licensor. Licensee is the owner of a bona fide, valid, enforceable, exclusive world-wide license to exploit the Licensed Property, which license terminates on or about December 31, 2035 and, which license includes the right to sub-license such Licensed Property for various territories to third Parties selected by Licensor in its sole discretion and without need for approval from or consent of its own Licensor ; and, is satisfied, having performed requisite due diligence, that the Licensor of the Licensed Property to it is the owner of all Intellectual Property Rights in the Licensed Property; and, has the right to license the Licensed Property to the Licensee free and clear of any Liens, and the Licensed Property and the Licensed Property are hereby licensed to the Licensee free and clear of any Liens .

7.6. Consents. Except for such consents and approvals as have been obtained, Licensor is not required to obtain the consent of any other Party or the consent, license, approval or authorization, or registration or declaration with, any governmental authority, in connection with the execution, delivery or performance by Licensor of this Agreement, or the validity or enforceability of this Agreement against Licensor.

7.7. No Litigation. Except as disclosed in writing by the Licensor to Licensee prior to the date hereof, to the best of the Knowledge of the Licensor, there is no Litigation pending, or, to the Knowledge of the Licensor, threatened in writing against or affecting Licensor or any of its respective properties or rights or any of its assets which would affect the consummation of the transactions contemplated herein or would have or, as far as can be reasonably determined, have a Material Adverse Effect on the Licensor or the ability of the Licensor to grant the license as herein contemplated.

7.8. Due Qualification.Licensor has obtained or made all material licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other persons, in each case, in connection with the execution and delivery of this Agreement by Licensor and the consummation by Licensor of all the transactions herein contemplated to be consummated by Licensor and the performance of its obligations hereunder.

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7.9. No Default. To the Knowledge of Licensor , Licensor is not now in default under any contract or other instrument to which Licensor is a Party or by which it or its properties is or are bound , or with respect to any order of any court, administrative agency, arbitrator or governmental authority, which would have a Material Adverse Effect on the obligations of Licensor , taken as a whole , contemplated hereunder, or on the Licensed Property; and to the best of Licensor 's Know ledge, no event has occurred which with notice or lapse of time or both would constitute such a material default with respect to any such contract or other instrument or with respect to any such order of any court, administrative agency, arbitrator or governmental authority.

ARTICLE 8.

LITIGATION AND INDEMNIFICATION

8.1. Litigation; Infringement. In the event that Licensor or Licensee becomes aware of actual or threatened infringement or violation of the Licensed Property, including without limitation the development of intellectual property rights similar to that of the Licensed Property, that Party shall promptly notify the other Parties in writing. If Licensor commences an infringement action or other Litigation against such third Party infringer, Licensee shall have the right to join in and participate in such action or proceeding at its own expense. If Licensor refuses or fails to commence an infringement action or other Litigation against such third Party infringer within two month s of Licensee requesting same, Licensee shall have the right but not the obligation, to the sole conduct of all legal and opposition proceedings and negotiations relating to the Licensed Property. In any event, Licensor and Licensee shall assist one another and cooperate in any infringement or other Litigation involving any Licensed Property at the other's reasonable request without expense to the requesting Parties.

8.2. Expenses. Licensor and Licensee shall recover their respective reasonable actual out-of pocket expenses, or equitable proportions thereof, associated with any dispute, Litigation, or settlement thereof from any recovery made by either Party. All further amounts recovered shall be divided between the Parties equitably, having regard to the relative harm done to each of them for which the recovery was made.

8.3. Consultation. Licensor and Licensee shall keep each other informed of the status of their respective activities regarding any actual, pending or threatened Litigation or settlement thereof concerning the Customized Licensed Property. In connection with the foregoing, each shall provide the other with copies of all correspondence, court documents, settlement agreements and all other relevant documents and agreements respecting the same. Neither Party may settle any Litigation without the prior written consent of the other Party, not to be unreasonably withheld or delayed.

8.4. Limit on Authority. It is specifically understood that Licensor shall not have the authority to accept legal service of process or have power to bind or commit Licensee to any contractual obligations, and that Licensee shall not have the authority to accept legal service of process or have power to bind or commit Licensor to any contractual obligations.

8.5. Indemnification. Licensee agrees to indemnify and hold Licensor and its directors , officers, employees and agents harmless from and against any and all Claims and Losses that may be suffered or incurred by or threatened against Licensor as a result of or arising in connection with the use by Licensee or any Sub-Licensee of the Licensed Property.

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ARTICLE 9.

INTELLECTUAL PROPERTY INDEMNIFICATION

9.1. Intellectual Property Indemnification. Subject to the terms of this Agreement and in addition to any other rights the Licensee may have in such circumstances , Licensor hereby agrees to indemnify Licensee and/or any Sub-Licensee , Permitted Assign or its employees or agents (in this Article 9, individually an "Indemnified Party " and collectively the "Indemnified Parties") , against any loss and damage ("Losses"), and any reasonable attorney's fees and expenses with respect to the Indemnified Parties' defense, resulting from any suit or action ("IP Claim") brought against an Indemnified Party due to infringement of any third-party copyright, patent, industrial or intellectual property rights or trade secret due to the use by an Indemnified Party of the Licensed Property in accordance with and during the Term of this Agreement. Licensor shall not be obligated to defend or be liable for Losses for such infringement claims which arise out of any customization of the Licensed Property undertaken by either Licensor or an Indemnified Party for the benefit of such Indemnified Party, save and except as such customization is directly related to the Licensed Property, or results from an addition to or modification by an Indemnified Party of the Licensed Property, or from use of the Licensed Property in a manner not permitted hereunder , or from any use of any Licensed Property in combination with other products , equipment, devices, software, systems or data not supplied by Licensor , or from a combination of any Licensed Property with other products or items developed or made by third Parties if such infringement could have been avoided either by the use of the Licensed Property with commercially acceptable non infringing products or items, or by not making or composing such combination of the products or items if not required or reasonably necessary for purposes of the Licensee's Business . Should any of the Licensed Property become or in Licensor's opinion are likely to become , the subject of any such suit or action for infringement , Licensor may , at Licensor's option: (1) procure for the Indemnified Parties the right to continue using such Licensed Property, (2) replace or modify such Licensed Property so that it becomes non-infringing, or (3) terminate this Agreement and refund Licensee the fees paid by the Licensee to the Licensor during the most recent 12-month period to date of Termination under this Agreement.

9.2. If any IP Claim is commenced against an Indemnified Party, then the Indemnified Party shall provide: (i) written notice to Licensor within 10 days of Licensee receiving actual notice of such IP Claim; (ii) exclusive control over the defense and settlement of the IP Claim to Licensor, and (iii) proper and full information and assistance to investigate, defend and settle any such IP Claim, including trial and any appeals, at the cost and expense of the Licensor. Where Licensor is obligated under Section 9. 1 to defend the Indemnified Parties against such IP Claims, Licensor shall take control of the defense and investigation of the IP Claim, using such attorneys and other assistance as it selects in its discretion .

ARTICLE 10.

DISPUTE RESOLUTION

10.1. Arbitration. All disputes that may arise in connection with this Agreement and that are not settled in writing by the Parties themselves shall be submitted to arbitration under the rules and procedures as outlined herein.

10.2. Unanimous Selection of Arbitrator. Either Party may notify the other Party in writing, that such a dispute has arisen and of their conclusion that the dispute is not resolvable between the Parties. Within fourteen (14) days of such notice, the Parties shall attempt to mutually select a qualified person who will serve as an arbitrator in order to resolve the dispute. If the Parties are able to choose such qualified person that qualified person shall meet with the Parties and collect evidence and information as the arbitrator deems appropriate within thirty (30) days of accepting the appointment as an arbitrator. Within thirty (30) days thereafter the arbitrator shall render a written decision regarding the dispute.

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10.3. Single Arbitrator Not Selected. If the Parties are unable to reach an agreement as to one qualified person who shall serve as an arbitrator within the time period as provided herein, then, within three (3) Business Days after the expiration of said time period, each Party shall select one qualified person who shall serve as an arbitrator in this matter, and those two qualified persons shall, within five (5) Business Days of the last qualified person to accept appointment as an arbitrator, choose a third qualified person to serve as an arbitrator. The three qualified persons chosen shall serve as an arbitration board. Within thirty (30) days of the last qualified person accepting appointment as an arbitrator, the arbitration board shall meet with the Parties and collect evidence and information as they deem appropriate. Within forty-five (45) days thereafter the arbitration board shall render a written decision regarding the dispute.

10.4. Arbitration Board. Each arbitrator shall provide written confirmation to each Party that the arbitrator has no affiliation with either Party or with the attorneys for the Parties, has no conflict of interest in acting as an arbitrator for the Parties, will listen fairly to all of the evidence, statements and position of the Parties, will not advocate a position of any one Party and will render a decision in a fair and impartial manner. Unless otherwise provided by the arbitrator(s), all costs charged by the arbitrator(s) shall be equally divided between the Parties for payment. The arbitrator(s) shall have the authority to assess one Party more of the costs if they feel the same are warranted by the position taken by a particular Party or the result of the arbitration proceedings. Any decision by the arbitrator(s) shall be binding and conclusive upon each of the Parties and may be sued on or enforced in any court of competent jurisdiction.

ARTICLE 11.

TERMINATION

11.1. Termination by the Parties. This Agreement may be terminated:

A.	By mutual written consent of the Licensor and Licensee;

B.

By Licensor if there has been a material breach by Licensee of any representation, warranty, covenant or agreement set forth in this Agreement which Licensee fails to cure within thirty (30) Business Days after written notice thereof is given by Licensor; or

C.

By Licensee if there has been a material breach by Licensor of any representation, warranty, covenant or agreement set forth in this Agreement which Licensor fails to cure within thirty (30) Business Days after written notice thereof is given by Licensee.

11.2. Effect of Termination. In the event of the Termination of the provisions of this Agreement as provided in Subsection 0, such provisions of this Agreement shall be of no further force or effect without any liability to any person in respect thereof, however, that if the provisions of this Agreement terminated pursuant to Subsection B or C, as the case may be, because of a breach by any Party of the representations, warranties, covenants, obligations or agreements of such Party set forth in this Agreement, the terminating Party's right to pursue all legal remedies against the other Party will survive such Termination unimpaired.

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ARTICLE 12.

GENERAL PROVISIONS

12.1. Notices. All notices and other communications between the Parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by overnight courier service, transmitted by facsimile or email or mailed by registered or certified mail, postage prepaid to the Parties at the following addresses (or at such other address for such Party as shall be specified in like notice):

To Licensee NGMI:	4217 - 109 East 17th Street Cheyenne, Wyoming 82001
	Attention:	President

with copy to NGEY Chairman and CEO
with an email address of: peny.west@newglobalenergy.net

To Licensor AHI:	300 - 56 Temperance Street
Toronto, Ontario
M4V 3H5
	Attention:	Chief Financial Officer
lmcintosh@alternatehealth.ca

	With copy to:	Chief Executive Officer
hmann@dcnetcast.com

To Licensee NGEY:	4217 - 109 East 17th Street
Cheyenne, Wyoming 82001
	Attention:	President
perry.west@newglobalenergy.net

Any notice or other communication given in accordance herewith shall be deemed to have been given and received upon receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

12.2. Amendments I Modifications. This Agreement may only be amended or otherwise modified by written agreement executed by the Licensee and Licensor . Modification may not occur through performance.

12.3. Assignment. Licensor shall have the right to assign this Agreement to: (i) an Affiliate or Subsidiary of Licensor without the prior notice to or consent of Licensee, but upon substantially contemporaneous notice which may be subsequent to the assignment; or (ii) a third Party that is not an Affiliate or Subsidiary of Licensor on the prior written consent of the Licensee. Licensee may only assign this Agreement or any part of this Agreement in accordance with Sections 2.4, 2.5 and 2.6, as applicable.

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12.4. Severability. If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

12.5. Inurement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns.

12.6. Counterparts. This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronically transmitted PDF instruments) and all such counterparts taken together shall be deemed to constitute one and the same original instrument.

12.7. Entire Agreement. This Agreement supersedes and abrogates all former verbal or written understandings and agreements between the Parties hereto with respect to the subject matter hereof. This Agreement is not subject to change except by mutual agreement, in writing, signed by both Parties

12.8. Governing Law. This Agreement shall be governed by, interpreted, construed and enforced in accordance with the substantive laws of the state of Wyoming and the law of the United States of America, without regard to conflict of law rules.

12.9 Interpretation Not Affected by Headings, Etc. The division of this Agreement into Articles, Sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement, and unless otherwise specified, "Article", "Section" or other subdivision of this Agreement mean and refer to the specified Article, Section or other subdivision of this Agreement.

12.10 Number, Gender, Etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

12.11 Date for Any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

12.12 Currency. All sums of money which are referred to in this Agreement are, unless the context or subject matter otherwise permits, expressed in the currency of the United States.

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AGREED AND ACCEPTED, IN WITNESS WHEREOF, the Parties have executed this Agreement as of April 2, 2015.

NEW GLOBAL ENERGY, INC.

By:	/s/ Perry Douglas West
Name:	PERRY DOUGLAS WEST
Title:	CEO & Chairman
Date:	May 4, 2015

LICENSOR

ALTERNATE HEALTH INC.

By:	/s/ Howard Mann
Name:	HOWARD MANN
Title:	CEO
Date:	May 4, 2015

LICENSEE

NEW GLOBAL MEDICAL, INC.

By:	/s/ Perry Douglas West
Name:	PERRY DOUGLAS WEST
Title:	CEO & Chairman
Date:	May 4, 2015

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"SCHEDULE A"

LICENSED PROPERTY

(CanaCard Patient Management System)

The CanaCard Patient Management System ("CPMS" or "CanaCard") provides a platform that manages the end-to-end transactions involved in providing safe access to Medical Cannabis (MC). The CanaCard platform employs a unique patient identification code to access an SQL database designed to securely store personal data, account balances, transactional volume, research data and patient management tools. The database is ONLY accessible to registered patients, certified and registered doctors and the Licensed Provider and/or Dispensary ("dispensary") . Through a patient feedback system, doctors are able to monitor individual patient's progress, allowing enhanced treatment recommendations and comparisons between prescribed treatment and patient-reported outcomes to improve future care.

The CanaCard platform is a Doctor-Patient-Licensed Provider (dispensary) interface that provides a HIPAA compliant, safe, secure and accurate third-Party medical and financial reporting mechanism for all stakeholders in the medical care environment. The system is designed to prevent third-party fraud, and will track ALL transactions and dynamically create medical, financial, tax and other key reports for all approved stakeholders.

CANACARD IS COMPOSED OF FOUR MODELS

The CanaCard is a patent-pending, closed-network system that connects the 4 key stakeholders: 1) regulator; 2) doctor; 3) dispensary; and 4) patient. The CanaCard itself, a credit card-sized identification card, is an integral part of the CanaCard system that allows the patient password protected online access to their personal health data within the system. Once activated, the card is used to select, purchase and take delivery of all medical cannabis requirements as recorded on a prescription.

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Doctor Portal:

In standard practice, the doctor assesses the patient, provides a recommendation and, if necessary, writes a prescription. In the CanaCard system the doctor registers a patient, a diagnosis is documented using built-in International Classification of Disease (lCD) codes (used in billing by insurance companies) and if required, a prescription is recorded. The information is sent automatically and stored permanently in CanaCard’s secure cloud-based storage. With minimal training, the CanaCard system will allow a doctor to engage in ongoing monitoring and management of patient usage as well as adjust recommendations based on the patient-reported experience and emerging scientific information. The system also provides clinical support to doctors by offering online access to other MC experts. The CanaCard provides a comprehensive medical record, fully HIPAA -HITECH compliant that can seamlessly integrate with, and pull information from, existing Electronic Medical Record (EMR) systems for reduced burden of data entry and reduced risk of error.

Patient Portal:

The patient initially completes an online profile containing standard information and, once registered, diagnosed, and provided with a prescription, the patient can access the dispensary website to fill the prescription. CanaCard provides an easy-to-use payment engine that enables credit card purchases from dispensary websites for a safe, secure transaction and delivery. The CanaCard can be used for online refills as well, but, unlike ordinary refills, the patient is required to complete standard health questions that are recorded and used by the doctor to monitor and manage usage. This feedback and monitoring is a critical quality assurance mechanism. Also, unlike traditional health systems, CanaCard allows the patient to review their own personal health information.

Licensed Provider I Dispensary Portal:

The dispensary portal offers a customizable web-based sales platform that allows producers to monitor product availability and sales. This website also allows dispensaries to inform patients, doctors, and regulators about their products (e.g., strains, quantities, and pricing) . CanaCard provides the dispensary with an inventory, shipping and handling management system with automated reporting of financial and physical requirements for quality control purposes. The system directly interfaces with a HIPAA compliant patient management screen to facilitate patient ordering and online customer support for VISA, MasterCard, Amex, ATM Debit and Cash transactions. Finally, the registration and tracking process within the CanaCard system protects the dispensary from third party fraud.

Public Health I Regulator Portal:

The CanaCard system allows regulators, if they wish, to review transactions at a doctor, dispensary and/or patient level, in a HIPAA compliant and protected environment. It also allows for dynamic communication with patients to alert them to Public Safety concerns (via protected email). A significant benefit of the CanaCard system is the capacity for applied research. Large-scale data that can be linked to health information can offer important opportunities for evidence-based practice, evidence-informed policy as well as cost-benefit and cost-effectiveness analysis. The information data base that will be created will provide information based on product, as opposed to patient, identity and will be used in the aggregate to support research into improving the effectiveness of medical cannabis in the care and control of many chronic conditions currently afflicting patients of all ages.

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